Exhibit 99.1

MURPHY OIL PROVIDES FOURTH QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, January 18, 2004 – Murphy Oil Corporation (NYSE:MUR) expects income from continuing operations for the fourth quarter of 2004 to be between $1.30 and $1.50 per diluted share.

Production during the quarter is estimated to average 108,000 barrels of oil equivalent (BOE) per day with sales volumes of 95,000 BOE per day. Both production and sales volumes represent declines from previous guidance primarily due to nearly 30 days of unanticipated downtime at the Terra Nova field during the quarter. Dry hole charges for the quarter should be in the range of $6 million to $28 million with four exploratory wells in progress at the end of December that could be completed before fourth quarter earnings are released on February 2. Total worldwide exploration expense, including dry hole charges, should average between $20 million and $42 million.

Earnings may vary based on a number of factors including prices, sales volumes, margins and year-end adjustments.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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